UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Expeditors International of Washington, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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EXPLANATORY NOTE
This Amendment No. 1 to Schedule 14A (“Amendment No. 1”) is being filed to amend Expeditors International of Washington, Inc.’s definitive proxy statement for its 2017 Annual Meeting of Stockholders (“Proxy Statement”), which was filed with the Securities and Exchange Commission on March 23, 2017, in order to (i) clarify the potential termination payments due to Expeditors’ named executive officers and (ii) to amend the originally stated dollar amounts in the table, set forth under the heading “Potential Payments upon Termination & Change in Control” on page 33 of the Proxy Statement. No other changes have been made to the Proxy Statement, and this Amendment No. 1 has not been updated to reflect events occurring subsequent to the filing of the Proxy Statement.
The table included under the heading “Potential Payments upon Termination & Change in Control” in the Proxy Statement on page 33 of the Proxy Statement is amended in its entirety to read as follows:
The following table and accompanying narrative illustrates the payments that would be due to each of the NEO under several possible scenarios.

	Column 1		Column 2	Column 3	Column 4
	Accelerated vesting of Stock options Based on Change in Control		Resign or Terminated for Cause(2)	Terminated for Cause with Non-Compete Agreement(2)	Terminated Without Cause(3)
Name	Shares	Realized Gain (1)
Jeffrey S. Musser	322,250	$2,051,275	$—	$50,000	$1,979,691
Phil M. Coughlin	214,350	$1,369,710	$—	$50,000	$1,772,458
Eugene K. Alger	154,750	$1,001,300	$—	$50,000	$1,704,278
Daniel R. Wall	146,750	$919,935	$—	$50,000	$1,521,266
Bradley S. Powell	156,000	$1,009,800	$—	$50,000	$1,703,380

1.
The realized gain was calculated based on a closing market price of the Company’s common stock of $52.96 per share at December 31, 2016, multiplied by the number of each NEO unvested stock options at that date, which would immediately vest in the event of a change in control as of that date, less the aggregate amount that would be required to be paid to exercise the options.

2.
When terminating an executive officer for cause, irrespective of a change in control, the Company may, in its sole discretion, enforce the non-compete provision contained in the employment agreements for a lump sum payment representing 50% of the executive officer’s base salary. The term “cause” as defined by the employment agreement is any act of an executive officer, which in the reasonable judgment of the Board of Directors, constitutes dishonesty, larceny, fraud, deceit, gross negligence, a crime involving moral turpitude, willful misrepresentation to shareholders, Directors or officers or material breach of the employment agreement. The non-compete provision is automatically extended except in circumstances discussed above.

3.
When terminating an executive without cause, irrespective of a change in control, the Company must pay the executive officer cash compensation in a lump sum amount equal to 50% of his or her base salary plus 50% of the amount of the preceding twelve months of non-equity incentive compensation.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be Held on May 2, 2017:
This Amendment No. 1, the Proxy Statement and the 2016 Annual Report to Shareholder are available at www.envisionreports.com/expd.